                                 PG ENERGY INC.
                 (FORMERLY PENNSYLVANIA GAS AND WATER COMPANY)
                           OFFER TO PURCHASE FOR CASH
                    ANY AND ALL OF ITS OUTSTANDING SHARES OF
                        4.10% CUMULATIVE PREFERRED STOCK
                            AT $70.00 NET PER SHARE

              THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M.,
   NEW YORK CITY TIME, ON FRIDAY, MAY 16, 1997, UNLESS THE OFFER IS EXTENDED.
                           ------------------------

     PG Energy Inc., a Pennsylvania corporation formerly known as Pennsylvania Gas and Water Company (the 'Company'), is offering to purchase any and all of its outstanding shares of 4.10% Cumulative Preferred Stock (the 'Shares'), at $70.00 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth herein and in the related Letter of Transmittal (which together constitute the 'Offer').
                            ------------------------

     Shares tendered and purchased by the Company will not be entitled to the regular quarterly cash dividend in respect of any dividend period after March 15, 1997.
                            ------------------------

THE OFFER IS NOT CONDITIONED UPON ANY MINIMUM NUMBER OF SHARES BEING TENDERED.
   THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS. SEE SECTION 9.
                            ------------------------

 THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
    EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE FAIRNESS OR
         MERITS OF SUCH TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY
              OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY
                 REPRESENTATION TO THE CONTRARY IS UNLAWFUL.
                            ------------------------

 NEITHER THE COMPANY NOR ANY OF ITS DIRECTORS OR EXECUTIVE OFFICERS MAKES ANY
     RECOMMENDATION TO ANY STOCKHOLDER AS TO WHETHER TO TENDER ALL OR ANY
       SHARES. EACH STOCKHOLDER MUST MAKE HIS OR HER OWN DECISION AS TO
       WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER.
          NO DIRECTOR OR EXECUTIVE OFFICER OF THE COMPANY OR ANY OF
           ITS AFFILIATES INTENDS TO TENDER SHARES PURSUANT TO THE
                OFFER BECAUSE NO SUCH PERSON OWNS ANY SHARES.
                            ------------------------

     There is currently no established trading market for the Shares, excluding limited and sporadic quotations. Stockholders should note that the average weekly trading volume of the Shares since April 1, 1996, has been approximately 300 Shares. The Shares are traded in the over-the-counter market and are not listed on any national securities exchange or quoted on the automated quotation system of a registered securities association. As of the close of business on April 14, 1997, the bid price of the Shares as reported on the National Association of Securities Dealers OTC Bulletin Board was $55.00 per Share. STOCKHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES.


     Questions or requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal or other tender offer materials may be directed to the Information Agent at the address and telephone number set forth on the back cover of this Offer to Purchase.
                            ------------------------

                      THE DEALER MANAGER FOR THE OFFER IS:
                             LEGG MASON WOOD WALKER
                                  INCORPORATED

April 18, 1997

                                   IMPORTANT

     Any stockholder desiring to tender all or any portion of his or her Shares should either (1) complete and sign the Letter of Transmittal or a photocopy thereof in accordance with the instructions in the Letter of Transmittal, mail or deliver it and any other required documents to ChaseMellon Shareholder Services, L.L.C. (the 'Depositary'), and either deliver the certificates for Shares to the Depositary along with the Letter of Transmittal or deliver such Shares pursuant to the procedure for book-entry transfer set forth under 'Book-Entry Transfer' in Section 6 hereof or (2) request his or her broker, dealer, commercial bank, trust company or nominee to effect the transaction for him or her. A stockholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or nominee must contact such broker, dealer, commercial bank, trust company or nominee if he or she desires to tender such Shares. Any stockholder who desires to tender Shares and whose certificates for such Shares are not immediately available, or who cannot comply in a timely manner with the procedure for book-entry transfer, should tender such Shares by following the procedures for guaranteed delivery set forth under 'Guaranteed Delivery' in Section 6 hereof.

                            ------------------------

     NO PERSON HAS BEEN AUTHORIZED TO MAKE ANY RECOMMENDATION ON BEHALF OF THE COMPANY AS TO WHETHER STOCKHOLDERS SHOULD TENDER SHARES PURSUANT TO THE OFFER. NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED HEREIN OR IN THE LETTER OF TRANSMITTAL. IF GIVEN OR MADE, SUCH RECOMMENDATION AND SUCH INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY.

                               TABLE OF CONTENTS

SECTION                                                                                                   PAGE
----------------------------------------------------------------------------------------------------   ----------
SUMMARY.............................................................................................       i


INTRODUCTION........................................................................................       1

SPECIAL FACTORS.....................................................................................       2

  1.  Purpose of the Offer; Certain Effects of the Offer; Plans of the Company
      After the Offer...............................................................................       2

  2.  Certain Federal Income Tax Consequences.......................................................       3

  3.  Fairness of the Offer; Reports and Opinions...................................................       6

  4.  Certain Legal Matters; Regulatory and Foreign Approvals; No Appraisal Rights..................       6

THE OFFER...........................................................................................       6

  5.  Number of Shares; Expiration Date; Extension of the Offer.....................................       6

  6.  Procedure for Tendering Shares................................................................       7

  7.  Withdrawal Rights.............................................................................       8

  8.  Acceptance for Payment of Shares and Payment of Purchase Price................................       9

  9.  Certain Conditions of the Offer...............................................................       9

 10.  Price Range of Shares; Dividends; Trading Volume..............................................       11

 11.  Certain Information Concerning the Company....................................................       12

 12.  Source and Amount of Funds....................................................................       14

 13.  Transactions and Agreements Concerning the Shares and Other Securities of the Company.........       15

 14.  Extension of Tender Period; Termination; Amendments...........................................       15

 15.  Fees and Expenses.............................................................................       16

 16.  Miscellaneous.................................................................................       17

      Directors and Executive Officers of the Company...............................................   Schedule A

      Purchases of Preferred Stock of the Company by the Company or its Affiliates
      Since January 1, 1995.........................................................................   Schedule B

                                    SUMMARY

     This general summary is provided solely for the convenience of holders of Shares and is qualified in its entirety by reference to the full text of and the more specific details contained in this Offer to Purchase and the related Letter of Transmittal and any amendments hereto and thereto. Capitalized terms used in this summary without definition shall have the meaning ascribed to such terms in the Offer to Purchase.


The Company.........................  PG Energy Inc. (formerly known as Pennsylvania Gas and Water Company).
The Shares..........................  Shares of the Company's 4.10% Cumulative Preferred Stock, par value $100.00 per share, voluntary liquidation preference $105.50 per share, involuntary liquidation preference $100.00 per share.
Number of Shares Sought.............  78,853 (all of the Shares outstanding).
Purchase Price......................  $70.00 per Share, net to the seller in cash.
Expiration Date of Offer............  Friday, May 16, 1997, at 5:00 p.m., New York City time, unless extended by the Company.
How to Tender Shares................  See Section 6. For further information, call the Information Agent or consult your broker for assistance.
Withdrawal Rights...................  Tendered Shares may be withdrawn at any time until the Expiration Date of the
                                      Offer and, unless previously purchased, after June 13, 1997. See Section 7.
Market Price of Shares..............  On April 14, 1997, the bid price of the Shares on the National Association of
                                      Securities Dealers OTC Bulletin Board was $55.00 per Share. See Section 10.
Dividends...........................  Shares tendered and purchased by the Company will not be entitled to the regular quarterly cash dividend in respect of any dividend period after March
                                      15, 1997. See Section 10.
Purpose of Offer....................  The Company is making the Offer because it believes that, given the current market price of the Shares and the opportunity for the Company to replace the
                                      Shares with indebtedness, in the form of bank borrowings, that has a lower after-tax cost, the purchase of the Shares pursuant to the Offer is economically attractive to the Company. In addition, the Offer gives holders of Shares the opportunity to sell their Shares at a premium over market price and without the usual transaction costs associated with a market sale. See
                                      Section 1.
Certain Effects of Offer............  The Company's purchase of Shares pursuant to the Offer will reduce the number of holders of Shares and the number of Shares that might otherwise trade publicly, and depending upon the number of Shares so purchased, could adversely affect the liquidity and market value of the remaining Shares held by the public although there is currently no established trading market for the Shares, excluding limited and sporadic quotations.
Brokerage Commissions...............  Not payable by stockholders.
Stock Transfer Tax..................  None, except as provided in Instruction 6 of the Letter of Transmittal.
Payment Date........................  As promptly as practicable after the Expiration Date of the Offer.
Further Information.................  Any questions, requests for assistance or requests for additional copies of this Offer to Purchase, the Letter of Transmittal or other tender offer materials may be directed to D.F. King & Co., Inc., 77 Water Street, New
                                      York, New York 10005, Tel: (800) 769-5414 (toll free).

To the Holders of 4.10% Cumulative Preferred Stock of PG Energy Inc.:

                                  INTRODUCTION

     PG Energy Inc., a Pennsylvania corporation formerly known as Pennsylvania Gas and Water Company (the 'Company'), is offering to purchase any and all of its outstanding shares of 4.10% Cumulative Preferred Stock, par value $100.00 per share, voluntary liquidation preference $105.50 per share, involuntary liquidation preference $100.00 per share (the 'Shares'), at $70.00 per Share (the 'Purchase Price'), net to the seller in cash, upon the terms and subject to the conditions set forth herein and in the related Letter of Transmittal (which together constitute the 'Offer').

     THE OFFER IS NOT CONDITIONED UPON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS. SEE
SECTION 9.

     Tendering stockholders will not be obligated to pay brokerage commissions, solicitation fees or, subject to Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of Shares by the Company. The Company will pay all charges and expenses of Legg Mason Wood Walker, Incorporated (the 'Dealer Manager'), ChaseMellon Shareholder Services, L.L.C., (the 'Depositary') and D.F. King & Co., Inc. (the 'Information Agent') incurred in connection with the Offer. See Section 15. HOWEVER, ANY TENDERING STOCKHOLDER OR OTHER PAYEE WHO FAILS TO COMPLETE AND SIGN THE SUBSTITUTE FORM W-9 THAT IS INCLUDED IN THE LETTER OF TRANSMITTAL MAY BE SUBJECT TO A REQUIRED FEDERAL INCOME TAX BACKUP WITHHOLDING OF 31% OF THE GROSS PAYMENTS PAYABLE TO SUCH STOCKHOLDER OR OTHER PAYEE PURSUANT TO THE OFFER. SEE SECTIONS 2 AND 6.

     NEITHER THE COMPANY NOR ANY OF ITS DIRECTORS OR EXECUTIVE OFFICERS MAKES ANY RECOMMENDATION TO ANY STOCKHOLDER AS TO WHETHER TO TENDER ALL OR ANY SHARES. EACH STOCKHOLDER MUST MAKE HIS OR HER OWN DECISION AS TO WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER. THE COMPANY HAS BEEN ADVISED THAT NO DIRECTOR OR EXECUTIVE OFFICER OF THE COMPANY OR ANY OF ITS AFFILIATES INTENDS TO TENDER SHARES PURSUANT TO THE OFFER BECAUSE NO SUCH PERSON OWNS ANY SHARES.

     As of April 18, 1997, the Company had issued and outstanding 78,853 Shares. As of April 18, 1997, there were approximately 525 holders of record of Shares.

     There is currently no established trading market for the Shares, excluding limited and sporadic quotations. Stockholders should note that the average weekly trading volume of the Shares since April 1, 1996, has been approximately 300 Shares. The bid price of the Shares is reported on the National Association of Securities Dealers OTC Bulletin Board (the 'NASD OTC Bulletin Board') under the symbol 'PGWCP'. See Section 10. STOCKHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES.

                                SPECIAL FACTORS

1. PURPOSE OF THE OFFER; CERTAIN EFFECTS OF THE OFFER; PLANS OF THE COMPANY AFTER THE OFFER.

     The Company is making the Offer because it believes that, given the current market price of the Shares and the opportunity for the Company to replace the Shares with indebtedness, in the form of bank borrowings, that has a lower after-tax cost, the purchase of the Shares pursuant to the Offer is economically attractive to the Company. Additionally, the Offer will enable the Company to reduce its annual administrative expenses in connection with servicing the accounts of holders of the Shares. The Board of Directors of the Company has authorized the Offer by a unanimous vote. Nine of the eleven directors are not employees of the Company.

     Following the consummation of the Offer, the business and operations of the Company will be continued by the Company substantially as they are currently being conducted. The Company has no plans or proposals which relate to or would result in: (a) the acquisition by any person of additional securities of the Company or the disposition of securities of the Company; (b) an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Company or any of its subsidiaries; (c) a sale or transfer of a material amount of assets of the Company or any of its subsidiaries; (d) any change in the present Board of Directors or management of the Company; (e) any material change in the present dividend rate or policy, or indebtedness or capitalization of the Company; (f) any other material change in the Company's corporate structure or business; or (g) any change in the Company's Restated Articles of Incorporation or Bylaws or any actions which may impede the acquisition of control of the Company by any person.

     The Company's purchase of Shares pursuant to the Offer will reduce the number of holders of Shares and the number of Shares that might otherwise trade publicly, and depending upon the number of Shares so purchased, could adversely affect the liquidity and market value of the remaining Shares held by the public although there is currently no established trading market for the Shares, excluding limited and sporadic quotations. The extent of the public market for the Shares and the availability of such quotations would, however, depend upon such factors as the number of stockholders remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration under the Securities Exchange Act of 1934, as amended (the 'Exchange Act'), as described below, and other factors.

     The Shares are currently registered under the Exchange Act. Registration of the Shares under the Exchange Act may be terminated upon application of the Company to the Securities and Exchange Commission (the 'Commission') if the Shares are held by fewer than 300 holders of record. Termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to holders of the Shares (although the Company would, among other things, remain subject to the reporting obligations under the Exchange Act as a result of other of its outstanding securities) and would make certain provisions of the Exchange Act, such as the requirements of Rule 13e-3 thereunder with respect to 'going private' transactions, no longer applicable in respect of the Shares.

     The Shares are redeemable by the Company at any time or from time to time at a price per Share of $105.50, plus all accrued and unpaid dividends to the date of redemption. The Offer does not constitute a notice of redemption of the Shares pursuant to the Company's Restated Articles of Incorporation, as amended, and owners of Shares are not under any obligation to accept the Offer or to remit their Shares to the Company pursuant to the Offer. The Company reserves the right to redeem Shares not purchased pursuant to the Offer at any time. The Shares have no preemptive or conversion rights and are not entitled to any sinking fund or similar fund. In the event of (i) a voluntary liquidation, dissolution or winding up of the Company, holders of the Shares are entitled to a liquidation preference of $105.50 per Share, and (ii) an involuntary liquidation, dissolution or winding up of the Company, holders of the Shares are entitled to a liquidation preference of $100.00 per Share, in each case, plus all accrued and unpaid dividends thereon to the date of payment, prior to the payment of any amounts to any holder of the Company's common stock.

     Following the expiration of the Offer, the Company may, in its sole discretion, determine to purchase any remaining Shares through privately negotiated transactions, open market purchases or otherwise, on such terms and at such prices as the Company may determine from time to time, the terms of which purchases or offers could differ from those of the Offer, except that the Company will not make any such purchases of Shares until the expiration of ten business days after the termination of the Offer. Any possible future purchases of Shares by the Company will depend on many factors, including the market price of the Shares, the Company's business and financial position, alternative investment opportunities available to the Company, the results of the Offer and general economic and market conditions.

     All Shares purchased by the Company pursuant to the Offer will be reclassified to the status of authorized but unissued shares of the Company's preferred stock.

     NEITHER THE COMPANY NOR ANY OF ITS DIRECTORS OR EXECUTIVE OFFICERS MAKES ANY RECOMMENDATION TO ANY STOCKHOLDER AS TO WHETHER TO TENDER ALL OR ANY SHARES. EACH STOCKHOLDER MUST MAKE HIS OR HER OWN DECISION AS TO WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER. THE COMPANY HAS BEEN ADVISED THAT NO DIRECTOR OR EXECUTIVE OFFICER OF THE COMPANY OR ANY OF ITS AFFILIATES INTENDS TO TENDER SHARES PURSUANT TO THE OFFER BECAUSE NO SUCH PERSON OWNS ANY SHARES.

2.  CERTAIN FEDERAL INCOME TAX CONSEQUENCES.

     In General. The following summary is a general discussion of certain United States federal income tax consequences relating to the Offer. This summary does not discuss any aspects of state, local, foreign or other tax laws. The summary is based on the Internal Revenue Code of 1986, as amended (the 'Code'), and existing final, temporary and proposed Treasury Regulations, Revenue Rulings and judicial decisions, all of which are subject to prospective and retroactive changes. The summary deals only with Shares held as capital assets within the meaning of Section 1221 of the Code and does not address tax consequences that may be relevant to investors in special tax situations, such as certain financial institutions, tax-exempt organizations, insurance companies, dealers in securities or currencies, or stockholders holding the Shares as part of a hedge or hedging transaction or as a position in a straddle for tax purposes. The Company will not seek a ruling from the Internal Revenue Service (the 'IRS') with regard to the tax matters discussed below. Accordingly, each stockholder should consult its own tax advisor with regard to the Offer and the application of United States federal income tax laws, as well as the laws of any state, local or foreign taxing jurisdiction, to its particular situation.

     Characterization of the Sale. A sale of Shares by a stockholder of the Company pursuant to the Offer will be a taxable transaction for United States federal income tax purposes and may also be a taxable transaction under applicable state, local and foreign tax laws. The United States federal income tax consequences to a stockholder may vary depending upon the stockholder's particular facts and circumstances. Under Section 302 of the Code, a sale of Shares by a stockholder to the Company pursuant to the Offer will be treated as a 'sale or exchange' of such Shares for United States federal income tax purposes (rather than as a distribution by the Company with respect to the Shares held by the tendering stockholder) if the receipt of cash upon such sale
(i) results in a 'complete termination' of the stockholder's interest in the Company or (ii) is 'not essentially equivalent to a dividend' with respect to the stockholder. These tests (the 'Section 302 tests') are explained more fully below.

     If either of the Section 302 tests is satisfied, and the sale of the Shares is therefore treated as a 'sale or exchange' of such Shares for United States federal income tax purposes, the tendering stockholder will recognize capital gain or loss equal to the difference between the amount of cash received by the stockholder pursuant to the Offer and the stockholder's tax basis in the Shares sold pursuant to the Offer. Any such gain or loss will be long-term capital gain or loss if the Shares have been held for more than one year.

     If neither of the Section 302 tests is satisfied and the Company has sufficient current and accumulated earnings and profits, the tendering stockholder will be treated as having received a dividend includible in gross income in an amount equal to the entire amount of cash received by the stockholder pursuant to the Offer (without reduction for the tax basis of the Shares sold pursuant to the Offer), no loss will be recognized, and (subject to reduction as described below for corporate stockholders eligible for the dividends-received deduction) the tendering stockholder's basis in the Shares sold pursuant to the Offer will be added to such stockholder's basis in its remaining Shares, if any. No assurance can be given that either of the Section 302 tests will be satisfied as to any particular stockholder, and thus no assurance can be given that any particular stockholder will not be treated as having received a dividend taxable as ordinary income. If the sale of Shares is not treated as a sale or exchange for federal income tax purposes, any cash received for Shares pursuant to the Offer in excess of the Company's earnings and profits will be treated, first, as a nontaxable return of capital to the extent of the stockholder's basis for such stockholder's Shares, and, thereafter, as capital gain, to the extent it exceeds such basis.

     Constructive Ownership of Stock. In determining whether either of the
Section 302 tests is satisfied, stockholders must take into account not only the Shares which are actually owned by the stockholder, but also Shares which are constructively owned by the stockholder within the meaning of Section 318 of the Code. Under Section 318 of the Code, a stockholder may constructively own Shares actually owned, and in some cases constructively owned, by certain related individuals or entities in which the stockholder has an interest, or, in the case of stockholders that are entities, by certain individuals or entities that have an interest in the stockholder, and Shares which the stockholder has the right to acquire by exercise of an option or by conversion. Contemporaneous dispositions or acquisitions of Shares by a stockholder or related individuals or entities may be deemed to be part of a single integrated transaction which will be taken into account in determining whether either of the Section 302 tests has been satisfied.

     Section 302 Tests. One of the following tests must be satisfied in order for the sale of Shares pursuant to the Offer to be treated as a sale or exchange for federal income tax purposes.

          a. Complete Termination Test. The receipt of cash by a stockholder will be a 'complete termination' of the stockholder's interest if either
     (i) all of the Shares actually and constructively owned by the stockholder are sold pursuant to the Offer, or (ii) all of the Shares actually owned by the stockholder are sold pursuant to the Offer and, with respect to the Shares constructively owned by the stockholder which are not sold pursuant to the Offer, the stockholder is eligible to waive (and effectively waives) constructive ownership of all such Shares under procedures described in
     Section 302(c) of the Code. Stockholders considering making such a waiver should do so in consultation with their tax advisors.

          b. Not Essentially Equivalent to a Dividend Test. Even if the receipt of cash by a stockholder fails to satisfy the 'complete termination' test or the 'partial liquidation' test, a stockholder may nevertheless satisfy the 'not essentially equivalent to a dividend' test if the stockholder's sale of Shares pursuant to the Offer results in a 'meaningful reduction' in the stockholder's proportionate interest in the Company. The sale of Shares to the Company by a tendering stockholder should qualify as 'not essentially equivalent to a dividend,' absent other integrated purchase transactions. Stockholders expecting to rely on the 'not essentially equivalent to a dividend' test should consult their own tax advisors as to that application in their particular situation.

     Corporate Stockholder Dividend Treatment. Under current law, if a sale of Shares by a corporate stockholder is treated as a dividend, the corporate stockholder may be entitled to claim a deduction equal to a portion of the dividend, subject to applicable limitations. Since the Shares are 'preferred stock' within the meaning of Section 247(b)(2) of the Code, the amount of such deduction under Section 244 of the Code will generally be equal to 42% of the dividend, assuming that the maximum corporate tax rate is 35%. Corporate stockholders should consider the effect of Section 246(c) of the Code, which disallows the dividends-received deduction with respect to stock that is held for 45 days or less (90 days or less, in the case of preferred stock if the stockholder receives dividends attributable to a period aggregating in excess of 366 days). For this purpose, the length of time a taxpayer is deemed to have held stock may be reduced by periods during which the taxpayer's risk of loss with respect to the stock is diminished by reason of the existence of certain options or other transactions. Moreover, under Section 246A of the Code, if a corporate stockholder has incurred indebtedness directly attributable to an investment in Shares, the dividends-received deduction may be reduced by a percentage generally computed based on the amount of such indebtedness and the total adjusted tax basis in the Shares.

     In addition, because it is expected that the redemption of Shares will not be pro rata with respect to all stockholders, any amount received by a corporate stockholder pursuant to the Offer that is treated as a dividend will likely constitute an 'extraordinary dividend' under Section 1059 of the Code (except as may otherwise be provided in regulations yet to be promulgated by the Treasury Department). A corporate stockholder receiving an 'extraordinary dividend' would be required under Section 1059(a) of the Code to reduce its basis (but not below zero) in its Shares by the non-taxed portion of the extraordinary dividend (i.e., the portion of the dividend for which a deduction is allowed), and, if such portion exceeds the stockholder's tax basis for its Shares, to treat the excess as gain from the sale of such Shares in the year in which a sale or disposition of such Shares occurs. The basis reduction rules of Section 1059 also generally apply to dividends which exceed a threshold percentage of a stockholder's basis in its stock, unless the stockholder has held its stock for more than two years before the announcement date of such dividend. For purposes of applying Section 1059, all dividends received by a stockholder and having their ex-dividend dates within an 85-day period (expanded to a 365-day period, in the case of dividends received in such period that in the aggregate exceed 20% of the stockholder's adjusted tax basis in the Shares) are aggregated. Corporate stockholders should consult their own tax advisors as to the application of Section 1059 of the Code to the Offer, and to any dividends which may be paid with respect to the Shares, as well as the effect of pending legislation discussed below.

     Foreign Stockholders. The Company will withhold United States federal income tax at a rate of 30% from the gross proceeds paid pursuant to the Offer to a foreign stockholder or his agent, unless the Company determines that a reduced rate of withholding is applicable pursuant to a tax treaty or that an exemption from withholding is applicable because such gross proceeds are effectively connected with the conduct of a trade or business by the foreign stockholder within the United States. For this purpose, a foreign stockholder is any stockholder that is not (i) a citizen or resident or the United States, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof, or (iii) any estate or trust the income of which is subject to United States federal income taxation regardless of its source.

     Generally, the determination of whether a reduced rate of withholding is applicable is made by reference to a foreign stockholder's address or to a properly completed Form 1001 furnished by the stockholder, and the determination of whether an exemption from withholding is available on the grounds that gross proceeds paid to a foreign stockholder are effectively connected with a United States trade or business is made on the basis of a properly completed Form 4224 furnished by the stockholder. The Company will determine a foreign stockholder's eligibility for a reduced rate of, or exemption from, withholding by reference to the stockholder's address and any Forms 1001 or 4224 submitted to the Company by a foreign stockholder unless facts and circumstances indicate that such reliance is not warranted or unless applicable law requires some other method for determining whether a reduced rate of withholding is applicable. These forms can be obtained from the Company.


     A foreign stockholder with respect to whom tax has been withheld may be eligible to obtain a refund of all or a portion of the withheld tax if the stockholder satisfied one of the Section 302 tests for capital gain treatment or is otherwise able to establish that no tax or a reduced amount of tax was due. Foreign stockholders are urged to consult their own tax advisors regarding the application of United States federal income tax withholding, including eligibility for a withholding tax reduction or exemption and the refund procedure.

     Backup Withholding. See Section 6 with respect to the application of United States federal income tax backup withholding.

     Legislative Proposals. The President's 1998 budget proposal would amend
Section 1059 of the Code to require corporate stockholders to recognize gain immediately whenever the non-taxed portion of an extraordinary dividend exceeds the basis of stock with respect to which the dividend is received. Such legislation would also cause any amount characterized as a dividend due to the
Section 318 option attribution rules to be treated as an extraordinary dividend under Section 1059 (with the legislation's gain recognition rule applied by taking into account only the basis of the stock redeemed). In addition, the President's budget proposal would reduce the dividends-received deduction under
Section 244 of the Code from 42% to 30% and would require the 46-day holding period under Section 244 of the Code to be satisfied over a period immediately before and/or after the taxpayer become entitled to receive the dividend. It is uncertain whether such proposals will be adopted and, if adopted, what form such legislation will take.

     The impact of pending and future budget and tax legislation on the United States federal tax system, including possible effects on taxation of the Offer, is uncertain. Stockholders are advised to consult their own tax advisors as to these matters.

     THE TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY. THE TAX CONSEQUENCES OF A SALE PURSUANT TO THE OFFER MAY VARY DEPENDING UPON, AMONG OTHER THINGS, THE PARTICULAR CIRCUMSTANCES OF THE TENDERING STOCKHOLDER. NO INFORMATION IS PROVIDED HEREIN AS TO THE STATE, LOCAL OR FOREIGN TAX CONSEQUENCES OF THE TRANSACTION CONTEMPLATED BY THE OFFER. STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE PARTICULAR FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF SALES MADE BY THEM PURSUANT TO THE OFFER, THE EFFECT OF

THE STOCK OWNERSHIP ATTRIBUTION RULES MENTIONED ABOVE AND THE EFFECT OF TAX LEGISLATIVE PROPOSALS.

3.  FAIRNESS OF THE OFFER; REPORTS AND OPINIONS.

     The Company believes the Offer is fair to holders of Shares. In particular, the Offer gives holders who are considering the sale of all or a portion of their Shares the opportunity to sell their Shares at a 27% premium over the bid price of the Shares as reported on the NASD OTC Bulletin Board on April 14,

1997. There is currently no established trading market for the Shares, excluding limited and sporadic quotations. The Offer gives holders of Shares the opportunity to sell substantial amounts of Shares without driving down the bid price. The Offer will also provide stockholders with the opportunity to dispose of Shares without the usual transaction costs associated with a market sale. The Company did not find it practicable to, and did not, quantify or otherwise assign relative weights to the aforementioned reasons it believes the Offer is fair to holders of Shares.

     Neither the Company nor its Board of Directors received any report, opinion (other than any opinion of counsel it may have received) or appraisal which is materially related to the Offer, including, but not limited to, any such report, opinion or appraisal relating to the consideration or the fairness of the consideration to be offered to the holders of the Shares or the fairness of such transaction to the Company. A majority of the directors who are not employees of the Company have not retained an unaffiliated representative to act solely on behalf of unaffiliated stockholders for the purposes of negotiating the terms of the transaction.

4.  CERTAIN LEGAL MATTERS; REGULATORY AND FOREIGN APPROVALS; NO APPRAISAL
RIGHTS.

     The Company is not aware of any license or regulatory permit that appears to be material to its business that might be adversely affected by its acquisition of Shares as contemplated in the Offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the Company's acquisition or ownership of Shares pursuant to the Offer. Should any such approval or other action be required, the Company currently contemplates that it will seek such approval or other action. The Company cannot predict whether it may determine that it is required to delay the acceptance for payment of, or payment for, Shares tendered pursuant to the Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to the Company's business. The Company intends to make all required filings under the Exchange Act. The Company's obligation under the Offer to accept for payment, or make payment for, Shares is subject to certain conditions. See Section 9.

     There is no stockholder vote required in connection with the Offer.

     There are no appraisal rights available to holders of Shares in connection with the Offer.

                                   THE OFFER

5.  NUMBER OF SHARES; EXPIRATION DATE; EXTENSION OF THE OFFER.

     Upon the terms and subject to the conditions described herein and in the Letter of Transmittal, the Company will purchase any and all Shares that are validly tendered on or prior to the Expiration Date (and not properly withdrawn in accordance with Section 7) at the Purchase Price. The later of 5:00 p.m., New York City time, on Friday, May 16, 1997, or the latest time and date to which the Offer is extended, is referred to herein as the 'Expiration Date.' The Offer is not conditioned on any minimum number of Shares being tendered.

     Shares tendered and purchased by the Company will not be entitled to the regular quarterly cash dividend in respect of any dividend period after March 15, 1997.

     If (i) the Company increases or decreases the price to be paid for Shares or decreases the number of Shares being sought and (ii) the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner described in Section 14, the Offer will be extended until the expiration of ten business days from the date of publication of such notice.

     The Company also expressly reserves the right, in its sole discretion, at any time or from time to time, to extend the period of time during which the Offer is open by giving oral or written notice of such extension to the

Depositary and making a public announcement thereof. See Section 14. There can be no assurance, however, that the Company will exercise its right to extend the Offer.

     For purposes of the Offer, a 'business day' means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

     Copies of this Offer to Purchase and the Letter of Transmittal are being mailed to record holders of Shares and will be furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the Company's stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

6.  PROCEDURE FOR TENDERING SHARES.

     Proper Tender of Shares. To tender Shares validly pursuant to the Offer, either (a) a properly completed and duly executed Letter of Transmittal or photocopy thereof, together with any required signature guarantees and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and either (i) certificates for the Shares to be tendered must be received by the Depositary at one of such addresses or (ii) such Shares must be delivered pursuant to the procedures for book-entry transfer described below (and a confirmation of such delivery received by the Depositary), in each case on or prior to the Expiration Date, or (b) the tendering holder of Shares must comply with the guaranteed delivery procedure described below.

     Book-Entry Transfer. The Depositary will establish an account with respect to the Shares at The Depository Trust Company and Philadelphia Depository Trust

Company (collectively referred to as the 'Book-Entry Transfer Facilities') for purposes of the Offer within two business days after the date of this Offer to Purchase, and any financial institution that is a participant in the system of any Book-Entry Transfer Facility may make delivery of Shares by causing such Book-Entry Transfer Facility to transfer such Shares into the Depositary's account in accordance with the procedures of such Book-Entry Transfer Facility. Although delivery of Shares may be effected through book-entry transfer, a properly completed and duly executed Letter of Transmittal or photocopy thereof, together with any required signature guarantees and any other required documents, must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date, or the tendering holder of Shares must comply with the guaranteed delivery procedure described below. DELIVERY OF THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS TO A BOOK-ENTRY TRANSFER FACILITY DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

     Signature Guarantees. Except as otherwise provided below, all signatures on a Letter of Transmittal must be guaranteed by a firm that is a member of a registered national securities exchange or the National Association of Securities Dealers, Inc., or by a commercial bank or trust company having an office or correspondent in the United States which is a participant in an approved Signature Guarantee Medallion Program (each of the foregoing being referred to as an 'Eligible Institution'). Signatures on a Letter of Transmittal need not be guaranteed if (a) the Letter of Transmittal is signed by the registered holder of the Shares tendered therewith and such holder has not completed the box entitled 'Special Payment Instructions' or the box entitled 'Special Delivery Instructions' in the Letter of Transmittal or (b) such Shares are tendered for the account of an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal.

     Guaranteed Delivery. If a stockholder desires to tender Shares pursuant to the Offer and cannot deliver certificates for such Shares and all other required documents to the Depositary on or prior to the Expiration Date or the procedure for book-entry transfer cannot be complied with in a timely manner, such Shares may nevertheless be tendered if all of the following conditions are met:

          (i) such tender is made by or through an Eligible Institution;

          (ii) a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form provided by the Company (with any required signature guarantees) is received by the Depositary as provided below on or prior to the Expiration Date; and

          (iii) the certificates for such Shares (or a confirmation of a book-entry transfer of such Shares into the Depositary's account at one of the Book-Entry Transfer Facilities), together with a properly completed and duly executed Letter of Transmittal (or photocopy thereof) and any other documents required by the Letter of Transmittal, are received by the Depositary no later than 5:00 p.m., New York City time, on the third business day after the date of execution of the Notice of Guaranteed Delivery.

     The Notice of Guaranteed Delivery may be delivered by hand or transmitted by facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice.

     THE METHOD OF DELIVERY OF SHARES AND ALL OTHER REQUIRED DOCUMENTS IS AT THE OPTION AND RISK OF THE TENDERING STOCKHOLDER. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY.

     FEDERAL BACKUP WITHHOLDING. TO AVOID FEDERAL INCOME TAX BACKUP WITHHOLDING EQUAL TO 31% OF THE GROSS PAYMENTS MADE PURSUANT TO THE OFFER, EACH STOCKHOLDER MUST NOTIFY THE DEPOSITARY OF SUCH STOCKHOLDER'S CORRECT TAXPAYER IDENTIFICATION NUMBER AND PROVIDE CERTAIN OTHER INFORMATION BY PROPERLY COMPLETING THE SUBSTITUTE FORM W-9 INCLUDED IN THE LETTER OF TRANSMITTAL. FOREIGN STOCKHOLDERS (AS DEFINED IN SECTION 2) MAY BE REQUIRED TO SUBMIT A PROPERLY COMPLETED FORM W-8, CERTIFYING NON-UNITED STATES STATUS, IN ORDER TO AVOID BACKUP WITHHOLDING. IN ADDITION, FOREIGN STOCKHOLDERS MAY BE SUBJECT TO 30% (OR LOWER TREATY RATE) WITHHOLDING ON GROSS PAYMENTS RECEIVED PURSUANT TO THE OFFER (AS DISCUSSED IN
SECTION 2). FOR A DISCUSSION OF CERTAIN FEDERAL INCOME TAX CONSEQUENCES TO TENDERING STOCKHOLDERS, SEE SECTION 2. EACH STOCKHOLDER IS URGED TO CONSULT WITH HIS OR HER OWN TAX ADVISOR.

     Determinations of Validity. All questions as to the Purchase Price, the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by the Company, in its sole discretion, and its determination shall be final and binding. The Company reserves the absolute right to reject any or all tenders of Shares that it determines are not in proper form or the acceptance for payment of or payment for Shares that may, in the opinion of the Company's counsel, be unlawful. The Company also reserves the absolute right to waive any defect or irregularity in any tender of Shares. None of the Company, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notice of any defect or irregularity in tenders, nor shall any of them incur any liability for failure to give any such notice.

     Rule 14e-4. It is a violation of Rule 14e-4 promulgated under the Exchange Act for a person to tender Shares for his or her own account unless the person so tendering (i) has a net long position equal to or greater than the amount of
(x) Shares tendered or (y) other securities immediately convertible into, exercisable, or exchangeable for the amount of Shares tendered and will acquire such Shares for tender by conversion, exercise or exchange of such other securities and (ii) will cause such Shares to be delivered in accordance with the terms of the Offer. Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. The tender of Shares pursuant to any one of the procedures described above will constitute the tendering stockholder's representation and warranty that (i) such stockholder has a net long position in the Shares being tendered within the meaning of Rule 14e-4 promulgated under the Exchange Act, and (ii) the tender of such Shares complies with Rule 14e-4. The Company's acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and the Company upon the terms and subject to the conditions of the Offer.


7.  WITHDRAWAL RIGHTS.

     Tenders of Shares made pursuant to the Offer may be withdrawn at any time prior to the Expiration Date. Thereafter, such tenders are irrevocable, except that they may be withdrawn after June 13, 1997, unless theretofore accepted for payment as provided in this Offer to Purchase. If the Company extends the period of time during which the Offer is open, is delayed in accepting for payment or paying for Shares or is unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to the Company's rights under the Offer, the Depositary may, on behalf of the Company, retain all Shares tendered, and such Shares may not be withdrawn except as otherwise provided in this Section 7, subject to Rule 13e-4(f)(5) under the Exchange Act, which provides that the issuer making the tender offer shall either pay the consideration offered, or return the tendered securities promptly after the termination or withdrawal of the tender offer.

     To be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and must specify the name of the person who tendered the Shares to be withdrawn and the number of Shares to be withdrawn. If the Shares to be withdrawn have been delivered to the Depositary, a signed notice of withdrawal with signatures guaranteed by an Eligible Institution (except in the case of Shares tendered by an Eligible Institution) must be submitted prior to the release of such Shares. In addition, such notice must specify, in the case of Shares tendered by delivery of certificates, the name of the registered holder (if different from that of the tendering stockholder) and the serial numbers shown on the particular certificates evidencing the Shares to be withdrawn or, in the case of Shares tendered by book-entry transfer, the name and number of the account at one of the Book-Entry Transfer Facilities to be credited with the withdrawn Shares. Withdrawals may not be rescinded, and Shares withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by again following one of the procedures described in Section 6 at any time prior to the Expiration Date.

     All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by the Company, in its sole discretion, which determination shall be final and binding. None of the Company, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or incur any liability for failure to give any such notification.

8.  ACCEPTANCE FOR PAYMENT OF SHARES AND PAYMENT OF PURCHASE PRICE.

     Upon the terms and subject to the conditions of the Offer and as promptly as practicable after the Expiration Date, the Company will accept for payment and pay the Purchase Price for any and all Shares validly tendered. Thereafter, payment for all Shares accepted for payment pursuant to the Offer will be made by the Depositary by check as promptly as practicable. In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates for Shares (or of a confirmation of a book-entry transfer of such Shares into the Depositary's account at one of the Book-Entry Transfer Facilities), a properly completed and duly executed Letter of Transmittal or photocopy thereof, and any other required documents.

     For purposes of the Offer, the Company will be deemed to have accepted for payment (and thereby purchased) Shares that are validly tendered prior to the applicable Expiration Date and not withdrawn as, if and when it gives oral or written notice to the Depositary of its acceptance for payment of such Shares. The Company will pay for Shares that it has purchased pursuant to the Offer by depositing the Purchase Price therefor with the Depositary. The Depositary will act as agent for tendering stockholders for the purpose of receiving payment from the Company and transmitting payment to tendering stockholders. Under no circumstances will interest be paid on amounts to be paid to tendering stockholders, regardless of any delay in making such payment.

     If certain events occur, the Company may not be obligated to purchase Shares pursuant to the Offer. See Section 9. Certificates for all Shares not purchased will be returned (or, in the case of Shares tendered by book-entry transfer, such Shares will be credited to an account maintained with a Book-Entry Transfer Facility) as promptly as practicable without expense to the tendering stockholder.

     The Company will pay or cause to be paid any stock transfer taxes with respect to the sale and transfer of any Shares to it or its order pursuant to the Offer. If, however, payment of the Purchase Price is to be made to, or Shares not tendered or not purchased are to be registered in the name of, any person other than the registered holder, or if tendered Shares are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of any stock transfer taxes (whether imposed on the registered holder, such other person or otherwise) payable on account of the transfer to such person will be deducted from the Purchase Price unless satisfactory evidence of the payment of such taxes, or exemption therefrom, is submitted. See Instruction 6 of the Letter of Transmittal.

9.  CERTAIN CONDITIONS OF THE OFFER.

     Notwithstanding any other provisions of the Offer, the Company will not be required to accept for payment or pay for any Shares tendered, and may terminate or amend the Offer or may postpone (subject to the requirements of the Exchange Act for prompt payment for or return of Shares) the acceptance for payment of or payment for Shares tendered, if at any time on or after April 18, 1997, and before acceptance for payment of or payment for any such Shares, any of the following events shall have occurred (or shall have been determined by the Company in its sole judgment to have occurred) regardless of the circumstances giving rise thereto (including any action or omission to act by the Company):

          (a) there shall have been threatened, instituted or pending any action or proceeding by any government or governmental, regulatory or administrative agency or authority or tribunal or any other person, domestic or foreign, or before any court, authority, agency or tribunal that (i) challenges or seeks to challenge the acquisition of Shares pursuant to the Offer or otherwise in any manner relates to or affects the Offer or (ii) in the sole judgment of the Company, could materially and adversely affect the business, condition (financial or other), income, operations or prospects of the Company or Pennsylvania Enterprises, Inc. ('PEI'), the owner of all of the Company's common stock, and its subsidiaries, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of the business of PEI or any of its subsidiaries (including the Company) or materially impair the contemplated benefits of the Offer to the Company;

          (b) there shall have been any action threatened, pending or taken, or approval withheld, withdrawn or abrogated or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or PEI or any of its subsidiaries (including the Company), by any legislative body, court, authority, agency or tribunal which, in the Company's sole judgment, would or might directly or indirectly (i) make the acceptance for payment of, or payment for, some or all of the Shares illegal or otherwise restrict or prohibit consummation of the Offer, (ii) delay or restrict the ability of the Company, or render the Company unable, to accept for payment or pay for some or all of the Shares, (iii) imposes or seeks to impose limitations on the ability of the Company to acquire or hold or to exercise full rights of ownership of the Shares, (iv) materially impair the contemplated benefits of the Offer to the Company or (v) materially affect the business, condition (financial or other), income, operations or prospects of the Company or PEI and its subsidiaries, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of the business of PEI or any of its subsidiaries (including the Company);

          (c) it shall have been publicly disclosed or the Company shall have learned that (i) any person or 'group' (within the meaning of Section 13(d)(3) of the Exchange Act) has acquired or proposes to acquire beneficial ownership of more than 5% of the outstanding shares of the common stock of PEI, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than as disclosed in a Schedule 13D or 13G (or an amendment thereto) on file with the Commission on April 17, 1997), (ii) any such person or group that on or prior to April 17, 1997, had filed such a Schedule with the Commission thereafter shall have acquired or shall propose to acquire whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise, beneficial ownership of additional shares of the common stock of PEI representing 2% or more of the outstanding shares of such common stock, (iii) any new group shall have been formed which beneficially owns more than 5% of the outstanding shares of the common stock of PEI, or (iv) any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust

     Improvements Act of 1976 or made a public announcement reflecting an intent to acquire PEI or any or its subsidiaries or any of their respective assets or securities;

          (d) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market, (ii) any significant decline in the market price of the Shares or in the general level of market prices of equity securities in the United States or abroad, (iii) any change in the general political, market, economic or financial condition in the United States or abroad that could have a material adverse effect on PEI's or the Company's business, condition (financial or other), income, operations, prospects or ability to obtain financing generally or the trading in the Shares, (iv) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or any limitation on, or any event which, in the Company's sole judgment, might affect, the extension of credit by lending institutions in the United States, (v) the commencement of a war, armed hostilities or other international or national crisis directly or indirectly involving the United States or (vi) in the case of any of the foregoing existing at the time of the commencement of the Offer, in the Company's sole judgment, a material acceleration or worsening thereof;

          (e) a tender or exchange offer with respect to some or all of the Shares (other than the Offer) or other shares of preferred stock of the Company or some or all of the common stock of PEI, or a merger, acquisition or other business combination proposal for PEI or any subsidiary (including the Company), shall have been proposed, announced or made by a person other than the Company or PEI;

          (f) there shall have occurred any event or events that have resulted, or may in the sole judgment of the Company result, in an actual or threatened change in the business, condition (financial or other), income, operations, stock ownership or prospects of the Company or PEI and its subsidiaries, taken as a whole; or materially impair the contemplated benefits of the Offer;

          (g) (i) Moody's Investors Service, Inc. ('Moody's') or Standard & Poor's Corporation ('S&P') shall have downgraded or withdrawn the rating accorded any securities of the Company, or (ii) Moody's or S&P shall have publicly announced that it has under surveillance or review, with possible negative implications, its rating of any securities of the Company; or

          (h) there shall have occurred any decline in the S&P Composite 500 Stock Index by an amount in excess of 15% measured from the close of business on April 17, 1997;

and, in the sole judgment of the Company, such event or events make it undesirable or inadvisable to proceed with the Offer or with such acceptance for payment or payment.

     Any of the foregoing conditions may be waived by the Company, in whole or in part, at any time and from time to time in its sole discretion. The failure by the Company at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. Any determination by the Company concerning the events described above will be final and binding on all parties.

10.  PRICE RANGE OF SHARES; DIVIDENDS; TRADING VOLUME.

     The Shares are listed on the NASD OTC Bulletin Board. The following table sets forth the high and low bid prices of the Shares on the NASD OTC Bulletin Board and the cash dividends per Share for the quarters indicated.

                                                                               BID PRICE    BID PRICE    CASH DIVIDENDS
FISCAL YEAR                                                                      HIGH          LOW         PER SHARE
----------------------------------------------------------------------------   ---------    ---------    --------------
1995: 1st   Quarter.........................................................    $45.500      $43.500         $1.025
     2nd    Quarter.........................................................    $46.000      $45.000         $1.025
     3rd    Quarter.........................................................    $47.000      $45.000         $1.025
     4th    Quarter.........................................................    $47.875      $45.000         $1.025

1996: 1st   Quarter.........................................................    $51.000      $47.875         $1.025
     2nd    Quarter.........................................................    $51.500      $50.500         $1.025
     3rd    Quarter.........................................................    $51.750      $51.500         $1.025
     4th    Quarter.........................................................    $52.125      $51.750         $1.025

1997: 1st   Quarter.........................................................    $52.500      $52.125         $1.025
     2nd    Quarter (through April 14, 1997)................................    $55.000      $52.500

     There is currently no established trading market for the Shares, excluding limited and sporadic quotations. Stockholders should note that the average weekly trading volume of the Shares since April 1, 1996, has been approximately 300 Shares. The Shares are traded in the over-the-counter market and are not listed on any national securities exchange or quoted on the automated quotation system of a registered securities association. As of the close of business on April 14, 1997, the bid price of the Shares as reported on the NASD OTC Bulletin Board was $55.00 per Share. STOCKHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES.

     Shares tendered and purchased by the Company will not be entitled to the regular quarterly cash dividend in respect of any dividend period after March 15, 1997.

     Pennsylvania law imposes certain legal restrictions on the Company's ability to pay dividends. As a general matter, Pennsylvania law provides that a distribution may not be made if after giving effect thereto (1) the corporation would be unable to pay its debts as they become due in the usual course of its business, or (2) the total assets of the corporation would be less than the sum of its total liabilities plus the amount that would be needed, if the corporation were to be dissolved at the time as of which the dividend is measured, to satisfy the preferential rights upon dissolution of stockholders whose preferential rights are superior to those receiving the distribution. The Company's Restated Articles of Incorporation, as amended, do not authorize the issuance of any class of capital stock which has preferential rights superior to those of the Shares.

11.  CERTAIN INFORMATION CONCERNING THE COMPANY.

     The Company, formerly known as Pennsylvania Gas and Water Company, is a subsidiary of PEI. The Company is a public utility company regulated by the Pennsylvania Public Utility Commission (the 'PPUC') and is engaged in the distribution of natural gas to approximately 145,000 customers in ten counties in northeastern Pennsylvania. On February 14, 1997, the Company acquired all of the outstanding capital stock of Honesdale Gas Company ('Honesdale'), a public utility also regulated by the PPUC. Honesdale is engaged in the distribution of natural gas to approximately 3,200 customers in portions of Wayne and Pike Counties, Pennsylvania, an area adjacent to the Company's service territory. Until February 16, 1996, when its water utility operations were sold to Pennsylvania-American Water Company, a subsidiary of American Water Works Company, the Company was also engaged in the distribution of water.

     The Company's principal executive offices are located at One PEI Center, Wilkes-Barre, PA 18711, and its telephone number is (717) 829-8843.

Directors and Executive Officers of the Company

     Schedule A hereto sets forth the name, business address and present principal occupation or employment and any other material occupations, positions, offices or employments during the last five years of each director and executive officer of the Company. Schedule A also sets forth the citizenship of each such director and executive officer.

Selected Historical Financial Information

     The following selected historical financial information for each of the years ended December 31, 1996, and December 31, 1995, has been derived from the Company's audited financial statements contained in the Company's Annual Report on Form 10-K for the year ended December 31, 1996 (the '1996 10-K'), which reflects the Company's water utility operations as 'discontinued operations' effective March 31, 1995. The following selected historical financial information should be read in conjunction with, and is qualified in its entirety by reference to, such audited financial statements and the related notes. The 1996 10-K may be obtained from or inspected at the offices of the Commission in the manner set forth in Section 16.

                   SELECTED HISTORICAL FINANCIAL INFORMATION
         (IN THOUSANDS OF DOLLARS, EXCEPT RATIOS AND PER SHARE AMOUNTS)

                                                                                       YEARS ENDED DECEMBER 31,
                                                                                     -----------------------------
                                                                                        1996               1995
                                                                                     ----------         ----------
INCOME STATEMENT DATA:
Operating revenues................................................................   $  160,594         $  152,756
Cost of gas.......................................................................       88,291             84,372
                                                                                     ----------         ----------
Operating margin..................................................................       72,303             68,384
Other operating expenses..........................................................       55,587             49,462
                                                                                     ----------         ----------
Operating income..................................................................       16,716             18,922
Other income, net.................................................................          143                301
                                                                                     ----------         ----------
Income before interest charges....................................................       16,859             19,223
Interest charges..................................................................        7,343             10,753
                                                                                     ----------         ----------
Income from continuing operations.................................................        9,516              8,470
Loss with respect to discontinued operations......................................         (363)            (3,834)
                                                                                     ----------         ----------
Net income........................................................................        9,153              4,636
Dividends on preferred stock......................................................        1,730              2,763
                                                                                     ----------         ----------
Net income applicable to common stock.............................................   $    7,423         $    1,873
                                                                                     ----------         ----------
                                                                                     ----------         ----------
Common stock:
  Earnings (loss) per share of common stock:
    Continuing operations.........................................................   $     2.16         $     1.02
    Discontinued operations.......................................................         (.10)              (.69)
                                                                                     ----------         ----------
    Income before premium on repurchase/redemption of preferred stock.............         2.06                .33
    Premium on repurchase/redemption of preferred stock...........................         (.37)                --
                                                                                     ----------         ----------
    Total.........................................................................   $     1.69         $      .33
                                                                                     ----------         ----------
                                                                                     ----------         ----------
  Weighted average number of shares outstanding...................................    3,601,072          5,569,765
                                                                                     ----------         ----------
                                                                                     ----------         ----------
Ratio of earnings to fixed charges (1)............................................         3.08               2.27
                                                                                     ----------         ----------
                                                                                     ----------         ----------

------------------

(1) For purposes of computing the ratio of earnings to fixed charges, earnings are defined as the sum of pre-tax income plus fixed charges. Fixed charges consist of all interest expenses (before allowance for borrowed funds used during construction), one-third of rent expense (which approximates the interest component of such expense), and amortization of debt expense.

                                                                                            AS OF DECEMBER 31,
                                                                                         -------------------------
                                                                                           1996             1995
                                                                                         --------         --------
BALANCE SHEET DATA:
ASSETS
  Utility plant.......................................................................   $319,205         $295,895
    Less accumulated depreciation.....................................................    (79,783)         (76,882)
                                                                                         --------         --------
  Net utility plant...................................................................    239,422          219,013
  Other property and investments......................................................      4,894            5,089
  Current assets......................................................................     75,065           54,512
  Deferred charges....................................................................     35,198           34,368
  Net assets of discontinued operations...............................................         --          204,250
                                                                                         --------         --------
  Total assets........................................................................   $354,579         $517,232
                                                                                         --------         --------
                                                                                         --------         --------
CAPITALIZATION AND LIABILITIES
  Capitalization:
    Common shareholder's investment...................................................   $ 96,005         $208,356
    Preferred stock -
      Not subject to mandatory redemption, net........................................     18,851           33,615
      Subject to mandatory redemption.................................................        739            1,680
    Long-term debt....................................................................     55,000           55,000
                                                                                         --------         --------
                                                                                          170,595          298,651
                                                                                         --------         --------
  Current liabilities:
    Current portion of long-term debt and preferred stock subject to
      mandatory redemption............................................................     70,236          115,881
    Note payable to bank..............................................................     10,000           10,000
    Other.............................................................................     42,383           28,601
                                                                                         --------         --------
                                                                                          122,619          154,482
                                                                                         --------         --------
  Deferred credits....................................................................     61,365           64,099
                                                                                         --------         --------
  Total capitalization and liabilities................................................   $354,579         $517,232
                                                                                         --------         --------
                                                                                         --------         --------
  Shareholder's equity per common share outstanding...................................   $  28.97         $  37.19
                                                                                         --------         --------
                                                                                         --------         --------

Capitalization

     The following table sets forth the capitalization of the Company as of December 31, 1996, and as adjusted to reflect (i) the repurchase of 817 Shares during the period from January 1, 1997, through April 18, 1997, and (ii) the consummation of the Offer assuming all of the outstanding Shares are tendered and purchased. The following capitalization table should be read in conjunction with the selected historical financial information set forth above and the detailed information and financial statements included in the 1996 10-K and is qualified in its entirety by reference thereto.


                                                                                         AS OF DECEMBER 31, 1996
                                                                                         -----------------------
                                                                                          ACTUAL     AS ADJUSTED(1)
                                                                                         --------    -----------
                                                                                            (IN THOUSANDS OF
                                                                                                DOLLARS)
SHORT-TERM DEBT AND CURRENT PORTION OF LONG-TERM DEBT AND PREFERRED STOCK SUBJECT TO
  REPURCHASE OR MANDATORY REDEMPTION..................................................   $ 80,236     $  80,201
                                                                                         --------    -----------
                                                                                         --------    -----------
CAPITALIZATION:
  Long-Term Debt......................................................................   $ 55,000     $  60,794
                                                                                         --------    -----------
  Preferred Stock par value $100 per share--997,500 shares authorized:
     Not subject to mandatory redemption, net:
       4.10% cumulative preferred, 79,320 shares outstanding; no shares as
        adjusted(2)...................................................................      7,932            --
       9% cumulative preferred, 115,641 shares outstanding............................     11,564        11,564
          Less: issuance costs........................................................       (645)         (645)
                                                                                         --------    -----------
       Total Preferred Stock not subject to mandatory redemption, net.................     18,851        10,919
                                                                                         --------    -----------
     Subject to mandatory redemption:
       5.75% cumulative preferred, 7,392 shares outstanding(3)........................        739           739
                                                                                         --------    -----------
     Common Shareholder's Investment:
       Common Stock, no par value (stated value $10 per share)
          15,000,000 shares authorized; 3,314,155 shares outstanding..................     33,142        33,142
       Additional paid-in capital.....................................................     32,677        32,677
       Retained earnings..............................................................     30,186        32,324
                                                                                         --------    -----------
       Total common shareholder's investment..........................................     96,005        98,143
                                                                                         --------    -----------
TOTAL CAPITALIZATION..................................................................   $170,595     $ 170,595

                                                                                         --------    -----------
                                                                                         --------    -----------

------------------
(1) Adjusted to reflect (i) the repurchase of 817 Shares during the period from January 1, 1997, through April 18, 1997, and (ii) the consummation of the Offer assuming all of the outstanding Shares are tendered and purchased.
(2) Exclusive of 350 Shares which were included in current portion of long-term debt and preferred stock subject to repurchase or mandatory redemption as of December 31, 1996. Such Shares were purchased by the Company during January, 1997.
(3) Exclusive of eight hundred shares of 5.75% cumulative preferred stock subject to mandatory redemption prior to June, 1998.

12. SOURCE AND AMOUNT OF FUNDS.

     Assuming that the Company purchases all outstanding Shares pursuant to the Offer at the Purchase Price, the total amount required by the Company to purchase such Shares will be approximately $5.5 million, exclusive of fees and other expenses.

     The Company currently has an unsecured bank line of credit of $15.0 million with Mellon Bank, N.A. (the 'Mellon Bank Line of Credit') which provides for borrowings at an interest rate equal to the London Interbank Offering Rate plus four-tenths of one percent (currently 6.20%) and which matures on July 31, 1998. The Company expects to fund the purchase of the Shares pursuant to the Offer with borrowings under the Mellon Bank Line of Credit. Based on its present earnings capabilities, capitalization and banking arrangements and relationships, the Company believes it will be able to arrange a new or replacement bank line of credit prior to the maturity of the existing Mellon Bank Line of Credit.

13. TRANSACTIONS AND AGREEMENTS CONCERNING THE SHARES AND OTHER SECURITIES OF THE COMPANY.

     The Company has been advised by its directors and executive officers that no directors or executive officers of the Company own any Shares or shares of any other series of preferred stock of the Company. Based upon the Company's records and upon information provided to the Company by its directors and executive officers, to the Company's knowledge, none of its associates, subsidiaries, directors, executive officers or any associate of any such director or executive officer, or any director or executive officer of its subsidiaries, has engaged in any transactions involving the Shares or shares of any other series of preferred stock of the Company since February 15, 1997. On February 26, 1997, the Company made open market purchases of 402 Shares at $53.75 per Share and on March 24, 1997, the Company made open market purchases of 65 Shares at $53.75 per Share. The Company has not engaged in any transactions involving the shares of any other series of preferred stock of the Company since February 15, 1997. Neither the Company nor, to the Company's

knowledge, any of its directors or executive officers is a party to any contract, arrangement, understanding or relationship relating directly or indirectly to the Offer with any other person with respect to any securities of the Company.

     Schedule B hereto sets forth the number of Shares or shares of any other series of preferred stock of the Company purchased by the Company and its affiliates (including the directors of the Company) since January 1, 1995, the range of prices paid for such shares and the average purchase price paid for each quarterly period since January 1, 1995.

14. EXTENSION OF TENDER PERIOD; TERMINATION; AMENDMENTS.

     The Company expressly reserves the right, in its sole discretion and at any time or from time to time, to extend the period of time during which the Offer is open by giving oral or written notice of such extension to the Depositary. There can be no assurance, however, that the Company will exercise its right to extend the Offer. During any such extension, all Shares previously tendered will remain subject to the Offer, except to the extent that such Shares may be withdrawn as set forth in Section 7. The Company also expressly reserves the right, in its sole discretion, (i) to terminate the Offer and not accept for payment any Shares not theretofore accepted for payment or, subject to Rule 13e-4(f)(5) under the Exchange Act, which requires the Company either to pay the consideration offered or to return the Shares tendered promptly after the termination or withdrawal of the Offer, to postpone payment for Shares upon the occurrence of any of the conditions specified in Section 9 hereof by giving oral or written notice of such termination to the Depositary and making a public announcement thereof and (ii) at any time or from time to time, to amend the Offer in any respect. Amendments to the Offer may be effected by public announcement. Without limiting the manner in which the Company may choose to make public announcement of any termination or amendment, the Company shall have no obligation (except as otherwise required by applicable law) to publish, advertise or otherwise communicate any such public announcement, other than by making a release to the Dow Jones News Service, except in the case of an announcement of an extension of the Offer, in which case the Company shall have no obligation to publish, advertise or otherwise communicate such announcement other than by issuing a notice of such extension by press release or other public announcement, which notice shall be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Material changes to information previously provided to holders of the Shares in this Offer or in documents furnished subsequent thereto will be disseminated to holders of Shares in compliance with Rule 13e-4(e)(2) promulgated under the Exchange Act.

     If the Company materially changes the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, the Company will extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(2) under the Exchange Act. Those rules require that the minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer (other than a change in price, change in dealer's soliciting fee or change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information. In a published release, the Commission has stated that in its view, an offer should remain open for a minimum of five business days from the date that notice of such a material change is first published, sent or given. The Offer will continue or be extended for at least ten business days from the time the Company publishes, sends or gives to holders of Shares a notice that it will (a) increase or decrease the price it will pay for Shares or the amount of the dealer's soliciting fee or (b) decrease the number of Shares it seeks.

15. FEES AND EXPENSES.

     Legg Mason Wood Walker, Incorporated will act as Dealer Manager for the Company in connection with the Offer. The Company has agreed to pay the Dealer Manager, upon acceptance for payment of Shares pursuant to the Offer, a fee of $25,000 plus $0.15 per Share purchased by the Company pursuant to the Offer. The Dealer Manager will also be reimbursed by the Company for its reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses, including liabilities under the federal securities laws, in connection with the Offer.

     The Dealer Manager has rendered and is expected to continue to render various investment banking and other advisory services to the Company. It has received, and will continue to receive, customary compensation from the Company for such services.

     The Company will pay a solicitation fee of $1.50 per Share for any Shares tendered and accepted for payment and paid for pursuant to the Offer, covered by a Letter of Transmittal which designates, as having solicited and obtained the tender, the name of (i) any broker or dealer in securities, including the Dealer Manager in its capacity as a broker or dealer, who is a member of any national securities exchange or of the National Association of Securities Dealers, Inc. (the 'NASD'), (ii) any foreign broker or dealer not eligible for membership in the NASD which agrees to conform to the NASD's Rules of Fair Practice in soliciting tenders outside the United States to the same extent as though it were an NASD member, or (iii) any bank or trust company (each of which is referred to herein as a 'Soliciting Dealer'). No such fee shall be payable to a Soliciting Dealer with respect to the tender of Shares by a holder unless the Letter of Transmittal accompanying such tender designates such Soliciting Dealer. No such fee shall be payable to a Soliciting Dealer if such Soliciting Dealer is required for any reason to transfer the amount of such fee to a depositing holder (other than itself). No such fee shall be payable to a Soliciting Dealer with respect to Shares tendered for such Soliciting Dealer's own account. No broker, dealer, bank, trust company or fiduciary shall be deemed to be the agent of the Company, the Depositary, the Information Agent or the Dealer Manager for purposes of the Offer.

     The Company has retained ChaseMellon Shareholder Services, L.L.C., as Depositary and D.F. King & Co., Inc. as Information Agent in connection with the Offer. The Information Agent may contact stockholders by mail, telephone, facsimile transmission and personal interviews, and may request brokers, dealers and other nominee stockholders to forward materials relating to the Offer to beneficial owners. The Depositary and the Information Agent will receive reasonable and customary compensation of their services and will also be reimbursed for certain out-of-pocket expenses. The Company has agreed to indemnify the Depositary and the Information Agent against certain liabilities, including certain liabilities under the federal securities laws, in connection with the Offer. Neither the Information Agent nor the Depositary has been retained to make solicitations or recommendations in connection with the Offer.

     Certain directors or executive officers of the Company may, from time to time, contact stockholders to provide them with information regarding the Offer. Such directors and executive officers will not make any recommendation to any stockholder as to whether to tender all or any Shares and will not solicit the tender of any Shares. The Company will not compensate any director or executive officer for this service.

     Other than as described above, the Company will not pay any solicitation fees to any broker, dealer, bank, trust company or other person for any Shares purchased in connection with the Offer. The Company will reimburse such persons for customary handling and mailing expenses incurred in connection with the Offer.

     The Company will pay all stock transfer taxes, if any, payable on account of the acquisition of the Shares by the Company pursuant to the Offer, except in certain circumstances where special payment or delivery procedures are utilized pursuant to Instruction 6 of the Letter of Transmittal.

     The expenses incurred, or estimated to be incurred, by the Company in connection with the Offer are set forth below. The Company will be responsible for paying all such expenses.

Dealer Manager Fees...............................................................   $ 31,000
Solicitation Fees.................................................................    118,000
Printing and Mailing Fees.........................................................     15,000
Filing Fees.......................................................................      1,000
Legal, Accounting and Miscellaneous...............................................     85,000
                                                                                     --------
Total.............................................................................   $250,000
                                                                                     --------
                                                                                     --------

16. MISCELLANEOUS.

     The Company is subject to the informational requirements of the Exchange Act and in accordance therewith files reports and other information with the Commission relating to its business, financial condition and other matters. Certain information as of particular dates concerning the Company's directors and officers, their remuneration, the principal holders of the Company's and PEI's securities and any material interest of such persons in transactions with the Company is filed with the Commission. The Company has also filed a Transaction Statement on Schedule 13E-3 and an Issuer Tender Offer Statement on
Schedule 13E-4 with the Commission, which include certain additional information relating to the Offer. Such reports, as well as such other material, may be inspected and copies may be obtained at the Commission's Public Reference Section at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and should also be available for inspection and copying at the regional offices of the Commission located at 7 World Trade Center, 13th Floor, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may be obtained by mail, upon payment of the Commission's customary fees, from the Commission's Public Reference Section at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains a Web site that contains reports, proxy and information statements and other materials that are filed through the Commission's Electronic Data Gathering, Analysis, and Retrieval system. This Web site can be accessed at http://www.sec.gov. The Company's Schedules 13E-3 and 13E-4 may not be available at the Commission's regional offices.

     The Offer is being made to all holders of Shares. The Company is not aware of any state where the making of the Offer is prohibited by administrative or judicial action pursuant to a valid state statute. If the Company becomes aware of any valid state statute prohibiting the making of the Offer, the Company will make a good faith effort to comply with such statute. If, after such good faith effort, the Company cannot comply with such statute, the Offer will not be made to, nor will tenders be accepted from or on behalf of, holders of Shares in such state. In those jurisdictions whose securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Company by the Dealer Manager or one or more registered brokers or dealers licensed under the laws of such jurisdictions.

                                          PG ENERGY INC.

April 18, 1997

                                                                      SCHEDULE A

                DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY

     The following table sets forth the name, business address, present principal occupation or employment and any other material occupations, positions, offices or employments during the last five years of the directors and executive officers of the Company. Unless otherwise indicated, all occupations, positions, offices or employments listed opposite any individual's name were held by such individual during the course of the last five years. Each individual listed below is a citizen of the United States.

                                                       Present Principal Occupation or Employment
                                                 and Other Material Occupations, Positions, Offices or
      Name and Business Address                          Employments During the Last Five Years
-------------------------------------  --------------------------------------------------------------------------
Kenneth L. Pollock                     Chairman of the Board of Directors of the Company and PEI since June,
  PG Energy Inc.                       1987; Director of the Company since 1972 and of PEI since 1974; President
  One PEI Center                       and Chief Executive Officer of the Company and PEI from March, 1991, to
  Wilkes-Barre, PA 18711-0601          August, 1991; Director and sole stockholder, Susquehanna Coal Company and
                                       Ken L. Pollock, Inc., Nanticoke, PA, since prior to 1990.

Thomas F. Karam                        President, Chief Executive Officer and Director of the Company and PEI
  PG Energy Inc.                       since September, 1996; Executive Vice President of the Company and PEI
  One PEI Center                       from September, 1995 to August, 1996; Vice President, Investment Banking,
  Wilkes-Barre, PA 18711-0601          Legg Mason Wood Walker, Inc. from July, 1989 to September, 1995.

William D. Davis                       Vice Chairman of the Board of Directors of the Company and PEI since
  1500 Ritchey Street                  March, 1991; Director of the Company and PEI since 1981; Chairman of the
  Williamsport, PA 17701-2643          Board of the Commonwealth Bank Division of Meridian Bank, Williamsport,
                                       PA, from September, 1993 to December 31, 1995; Director, Meridian Bancorp,
                                       Inc., and Meridian Bank, Reading, PA, from September, 1993 to April, 1996;
                                       Chairman of the Board and Chief Executive Officer of Commonwealth
                                       Bancshares Corporation, Williamsport, PA, from April, 1987, to June, 1993.

Paul R. Freeman                        Director of the Company and PEI since November, 1995; Controller for HUD,
  200 East Front Street                Inc., trading as Emerald Anthracite II, Nanticoke, PA, since 1988.
  P.O. Box 27
  Nanticoke, PA 18634

Robert J. Keating                      Director of the Company and PEI since June, 1974; Chairman of the Board of
  1516 Jefferson Avenue                Directors of the Company and PEI from June, 1986 to June, 1987; Chairman
  Dunmore, PA 18509                    of the Board of Parodi Industries, Inc., Scranton, PA, from January, 1985, to February, 1994.

John D. McCarthy                       Director of the Company and PEI since March, 1991; President of McCarthy
  McCarthy Tire Service Company        Tire Service Company, Wilkes-Barre, PA, since 1968; President of McCarthy
  340 Kidder Street                    Realty, Inc., since 1988.
  P.O. Box 1125

  Wilkes-Barre, PA 18703-1125

John D. McCarthy, Jr.                  Director of the Company and PEI since November, 1995; President of
  McCarthy Tire Service Company        McCarthy Tire Service Company of Allentown, Reading and Lancaster, since
  340 Kidder Street                    1992; Vice President of McCarthy Tire Service Company, Wilkes-Barre, PA,
  P.O. Box 1125                        since 1989; Vice President of McCarthy Realty, Inc., since 1988.
  Wilkes-Barre, PA 18703-1125

                                                       Present Principal Occupation or Employment
                                                 and Other Material Occupations, Positions, Offices or
      Name and Business Address                          Employments During the Last Five Years
-------------------------------------  --------------------------------------------------------------------------
Kenneth M. Pollock                     Director of the Company and PEI since October, 1993; Vice President of
  200 East Front Street                HUD, Inc., trading as Emerald Anthracite II; Vice President of Susquehanna
  P.O. Box 27                          Coal Company and Susquehanna Mt. Carmel, Inc., Nanticoke, PA, since prior
  Nanticoke, PA 18634                  to 1987.

Richard A. Rose, Jr.                   Director of the Company and PEI since November, 1995; President of
  454 South Main Street                Petroleum Sales Company, Inc., Wilkes-Barre, PA, since 1992; Vice
  P.O. Box 454                         President of Petroleum Service Company, Inc., Wilkes-Barre, PA, since
  Wilkes-Barre, PA 18703-0454          1987.

James A. Ross                          Director of the Company and PEI since May, 1978; Independent financial
  Old Windmill Road                    consultant since prior to 1988; Chairman, Priestgate, Limited, since 1991.
  Clarks Summit, PA 18411

Ronald W. Simms                        Director of the Company and PEI since March, 1991; President and Chief
  454 South Main Street                Executive Officer of Petroleum Service Company, Inc., Wilkes-Barre, PA,
  P.O. Box 454                         since 1980; Chairman of the Board of Directors since 1994, and Chief
  Wilkes-Barre, PA 18703-0454          Executive Officer since 1984, of Mountain Productions, Inc.; Chairman of the Board of Directors of First Heritage Bank since March, 1994.

Vincent A. Bonaddio                    Vice President, Operations and Engineering Services of the Company and PEI
  PG Energy Inc.                       since March 1996; Vice President, Operations and Engineering of the
  One PEI Center                       Company and PEI since May 1995; Director of Field Operations of the
  Wilkes-Barre, PA 18711-0601          Company from May 1991 to April 1995; General Superintendent, North
                                       Division, of the Company from 1988 to May 1991.

Harry E. Dowling                       Vice President, Customer Services, of the Company and PEI since March
  PG Energy Inc.                       1996; Vice President of Human Resources and Customer Services of the
  One PEI Center                       Company and PEI from October 1992 to February 1996; Vice President of
  Wilkes-Barre, PA 18711-0601          Customer Affairs of the Company and PEI from 1987 to October 1992.

John F. Kell, Jr.                      Vice President, Financial Services, of the Company and PEI since March
  PG Energy Inc.                       1996; Vice President, Finance, of the Company and PEI from October 1992 to
  One PEI Center                       February 1996; Vice President and Controller of the Company and PEI from

  Wilkes-Barre, PA 18711-0601          1978 to October 1992.

Thomas J. Ward                         Vice President, Administrative Services, and Secretary, of the Company and
  PG Energy Inc.                       PEI since March 1996; Vice President, Administration, and Secretary, of
  One PEI Center                       the Company and PEI from October 1992 to February 1996; Secretary of the
  Wilkes-Barre, PA 18711-0601          Company and PEI from September 1988 to October 1992.

Thomas J. Koval                        Controller and Assistant Treasurer of the Company and PEI since November
  PG Energy Inc.                       1992; Accounting Manager of the Company from February 1987 to November
  One PEI Center                       1992.
  Wilkes-Barre, PA 18711-0601

Richard N. Marshall                    Treasurer and Assistant Secretary of the Company and PEI since February
  PG Energy Inc.                       1996; Treasurer of the Company and PEI from May 1994 to January 1996;
  One PEI Center                       Assistant Treasurer of the Company and PEI from June 1993 to May 1994;
  Wilkes-Barre, PA 18711-0601          Manager, Rates and Finance, of the Company from March 1988 to June 1993.

                                                                      SCHEDULE B

                  PURCHASES OF PREFERRED STOCK OF THE COMPANY
             BY THE COMPANY OR ITS AFFILIATES SINCE JANUARY 1, 1995

    The following table sets forth the number of Shares or shares of any other series of preferred stock of the Company (including the Depositary Preferred Shares (the 'Depositary Preferred Shares'), each representing a one-fourth interest in a share of the 9% Cumulative Preferred Stock of the Company, and the 1966 Cumulative Preferred Shares) purchased by the Company and its affiliates since January 1, 1995, the range of prices paid for such shares and the average purchase price for each quarterly period since January 1, 1995. No Director of the Company or any affiliate of the Company has made any purchases of Shares or shares of any other series of preferred stock of the Company since January 1, 1995.

THE SHARES:

                                                                    NUMBER OF       AVERAGE
                                                                     SHARES      PURCHASE PRICE    RANGE OF PRICES
FISCAL YEAR                                                         PURCHASED      PER SHARE        PAID PER SHARE
------------                                                        ---------    --------------    ----------------
   1995:      1st Quarter........................................          0         N/A                 N/A
              2nd Quarter........................................          0         N/A                 N/A
              3rd Quarter........................................          0         N/A                 N/A
              4th Quarter........................................          0         N/A                 N/A
   1996:      1st Quarter........................................          0         N/A                 N/A
              2nd Quarter........................................     18,524        $ 50.012       $50.000-$51.500
              3rd Quarter........................................         67        $ 51.500           $51.500
              4th Quarter........................................      1,739        $ 53.463       $53.000-$54.000
   1997:      1st Quarter........................................        817        $ 53.513       $52.125-$53.750
              2nd Quarter (to April 17, 1997)....................          0         N/A                 N/A

THE DEPOSITARY PREFERRED SHARES:

                                                                    NUMBER OF       AVERAGE
                                                                     SHARES      PURCHASE PRICE    RANGE OF PRICES
FISCAL YEAR                                                         PURCHASED      PER SHARE        PAID PER SHARE
------------                                                        ---------    --------------    ----------------
   1995:      1st Quarter........................................          0         N/A                 N/A
              2nd Quarter........................................          0         N/A                 N/A
              3rd Quarter........................................          0         N/A                 N/A
              4th Quarter........................................          0         N/A                 N/A
   1996:      1st Quarter........................................          0         N/A                 N/A
              2nd Quarter........................................    515,936        $ 27.000           $27.000

              3rd Quarter........................................     16,015        $ 27.125           $27.125
              4th Quarter........................................      5,486        $ 27.159       $27.125-$27.250
   1997:      1st Quarter........................................          0         N/A                 N/A
              2nd Quarter (to April 17, 1997)....................          0         N/A                 N/A

THE 1966 CUMULATIVE PREFERRED SHARES:

                                                                   NUMBER OF       AVERAGE
                                                                    SHARES      PURCHASE PRICE     RANGE OF PRICES
FISCAL YEAR                                                        PURCHASED      PER SHARE        PAID PER SHARE
------------                                                       ---------    --------------    -----------------
   1995:      1st Quarter.......................................          0         N/A                  N/A
              2nd Quarter.......................................        800        $100.000           $100.000
              3rd Quarter.......................................          0         N/A                  N/A
              4th Quarter.......................................          0         N/A                  N/A
   1996:      1st Quarter.......................................          0         N/A                  N/A
              2nd Quarter.......................................      9,408        $ 89.020       $88.000-$100.000
              3rd Quarter.......................................          0         N/A                  N/A
              4th Quarter.......................................          0         N/A                  N/A
   1997:      1st Quarter.......................................          0         N/A                  N/A
              2nd Quarter (to April 17, 1997)...................          0         N/A                  N/A

     Facsimile copies of the Letter of Transmittal will be accepted from Eligible Institutions. The Letter of Transmittal and certificates for Shares should be sent or delivered by each stockholder of the Company or his or her broker, dealer, bank or trust company to the Depositary at one of its addresses set forth below.

                                The Depositary:
                    CHASEMELLON SHAREHOLDER SERVICES, L.L.C.

            TO: CHASEMELLON SHAREHOLDER SERVICES, L.L.C., DEPOSITARY

             By Mail:                      By Facsimile Transmission:          By Hand or Overnight Courier:
     Reorganization Department          (For Eligible Institutions Only)         Reorganization Department
           P.O. Box 3301                         (201) 329-8936                         120 Broadway
     South Hackensack, NJ 07606         To Confirm Receipt of Facsimile:                 13th Floor
                                                 (201) 296-4100                      New York, NY 10271
                                                       or
                                                 (201) 296-4381

     Any questions or requests for assistance may be directed to the Information

Agent at the telephone number and address listed below. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal or other tender offer materials may be directed to the Information Agent and such copies will be furnished promptly at the Company's expense. Stockholders may also contact their local broker, dealer, commercial bank or trust company for assistance concerning the Offer.

                             The Information Agent:

                             D.F. KING & CO., INC.
                                77 Water Street
                               New York, NY 10005
                                 (800) 769-5414

                              The Dealer Manager:

                             LEGG MASON WOOD WALKER
                                  INCORPORATED

                        7 East Redwood Street, 6th Floor
                              Baltimore, MD 21202
                                 (410) 528-2231